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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported)  May 5, 1998

                       ALLIED DIGITAL TECHNOLOGIES CORP.
                       ---------------------------------
            (Exact name of registrant as specified in its charter)

                                   DELAWARE
                                   --------
                (State or other jurisdiction of incorporation)

            1-13580                                       38-3191597
            -------                                       ----------
    (Commission File Number)                   (IRS Employer Identification No.)

    140 FELL COURT, HAUPPAUGE, NEW YORK                      11788
    -----------------------------------                      -----
  (Address of principal executive offices)                 (Zip Code)

       Registrant's telephone number, including area code  (516) 232-2323


         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

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ITEM 5.   Other Events

         On May 5, 1998, Allied Digital Technologies Corp. (the "Registrant") entered into a definitive merger agreement (the "Merger Agreement") with Analog Acquisition Corp., a corporation formed at the direction of 399 Venture Partners, Inc., an affiliate of Citicorp Venture Capital, Ltd. ("399"). In accordance with the terms of the Merger Agreement, an investors group consisting of 399 and certain members of management of the Registrant will acquire the Registrant in a transaction structured as a leveraged recapitalization (the "Merger").

         The Merger is subject to the customary conditions to closing, including approval by a majority of the Registrant's shareholders, regulatory review and other conditions. Under the terms of the Merger Agreement, each outstanding share of the Registrant's common stock except for treasury shares, shares held directly or indirectly by 399 and shares held by certain members of management will be converted into the right to receive $5.00 in cash. Certain shareholders who together with 399 represent approximately 68.51% of the issued and outstanding common stock of the Registrant have executed agreements to vote their shares in favor of the merger. Following the Merger, the capital stock of the Registrant will no longer be publicly traded. The Merger is expected to be completed in early August 1998.

ITEM 7.   Financial Statements and Exhibits

          (c)  Exhibits

               1. Agreement and Plan of Merger, dated May 5, 1998 between Allied Digital Technologies Corp. and Analog Acquisition Corp.


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         Pursuant to the requirements of the Securities and Exchange Act of
1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 ALLIED DIGITAL TECHNOLOGIES CORP.

                                 By: /s/ George N. Fishman
                                    -------------------------------
                                    George N. Fishman
                                    Co-Chairman of the Board and
                                    Chief Executive Officer
Dated:  May 14, 1998